CONSENT OF
BROWN ARMSTRONG
ACCOUNTANCY CORPORATION

To the Board of Directors
Ireland Inc.

We hereby consent to the incorporation by reference from the Annual Report on Form 10-K for the year ended December 31, 2012, in the registration statement No. 333-171668 on Form S-8 of Ireland Inc. (An Exploration Stage Company), of our report dated April 15, 2013, with respect to the consolidated balance sheets of Ireland Inc. (An Exploration Stage Company), as of December 31, 2012 and 2011, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2012, including inception cumulative data prospectively from February 20, 2001 through December 31, 2012, as listed in the accompanying index.

BROWN ARMSTRONG
ACCOUNTANCY CORPORATION

Pasadena, California
April 15, 2013